                                                                     EXHIBIT 8.1

                                 May 27, 1999


Merrill Lynch, Pierce, Fenner &           Fitch IBCA, Inc.
 Smith Incorporated                       One State Street Plaza
North Tower                               32/nd/ Floor
World Financial Center                    New York, NY 10084
New York, NY 10281
                                          Standard & Poor's Ratings Services
Lehman Brothers Inc.                      25 Broadway
Three World Financial Center              New York, NY  10004
New York, NY 10285
                                          U.S. Bank National Association
NationsBanc Montgomery Securities LLC     Corporate Trust, 2/nd/ Floor
100 North Tryon Street, 10th Floor        180 East Fifth Street
NC1-007-10-07                             St. Paul, MN 55101
Charlotte, NC  28255

          Re:  Green Tree Financial Corporation
               Manufactured Housing Contract Senior/Subordinate
               Pass-Through Certificates, Series 1999-3

Ladies and Gentlemen:

          We have acted as counsel for Green Tree Financial Corporation ("Green Tree") in connection with its execution of a Pooling and Servicing Agreement, dated as of May 1, 1999 (the "Pooling and Servicing Agreement"), between Green Tree and U.S. Bank National Association, as Trustee (the "Trustee"), and its establishment pursuant to the Pooling and Servicing Agreement of Manufactured Housing Contract Senior/Subordinate Pass-Through Certificate Trust 1999-3 (the "Trust"). All undefined capitalized terms used in this opinion have the meanings given them in the Pooling and Servicing Agreement.

Merrill Lynch, Pierce, Fenner &  Smith Incorporated
Lehman Brothers Inc.
NationsBanc Montgomery Securities LLC
Fitch IBCA, Inc.
Standard & Poor's Ratings Services
U.S. Bank National Association
May 27, 1999
Page 2


          Pursuant to the Pooling and Servicing Agreement, Green Tree will transfer a pool of manufactured housing installment sale contracts and installment loan agreements (the "Contracts"), to the Trust and Green Tree will act as Servicer of the Contracts.

          Green Tree has requested that we provide to you our opinion whether the Master REMIC and Subsidiary REMIC will each be treated as a real estate mortgage investment conduit ("REMIC") under the Internal Revenue Code of 1986, as amended through the date hereof (the "Code"), under certain Treasury Regulations concerning REMICs promulgated by the Treasury Department on December 23, 1992 (the "REMIC Regulations"), and under Minnesota law.

          In rendering our opinion, we have examined the Pooling and Servicing Agreement and such additional related documents, and we have reviewed such questions of law, as we have considered necessary and appropriate for the purposes of the opinion expressed herein.

          Our opinion is based upon existing law and currently applicable Treasury Department regulations, current published administrative positions of the Internal Revenue Service contained in revenue rulings and revenue procedures, and judicial decisions, all of which are subject to change, either prospectively or retroactively, and to possibly differing interpretations, and is also based on the representations and warranties set forth in the Pooling and Servicing Agreement and the assumptions that Green Tree and the Trustee will at all times comply with the requirements of the Pooling and Servicing Agreement, including, without limitation, the requirement that a proper election to be taxed as a REMIC is made for each of the Master REMIC and Subsidiary REMIC in accordance with the Pooling and Servicing Agreement and the Code, and that the certificates representing interests in the Trust will be issued as described in the Pooling and Service Agreement and in the Prospectus Supplement relating to the Class A Certificates, Class M Certificates and Class B Certificates.

Merrill Lynch, Pierce, Fenner &  Smith Incorporated
Lehman Brothers Inc.
NationsBanc Montgomery Securities LLC
Fitch IBCA, Inc.
Standard & Poor's Ratings Services
U.S. Bank National Association
May 27, 1999
Page 3

          Based upon the foregoing, it is our opinion that

          1. The Master REMIC and Subsidiary REMIC created pursuant to the Pooling and Servicing Agreement will each qualify as a REMIC under the Code and under the REMIC Regulations. The Class A Certificates, Class M Certificates, Class B Certificates and Class B-3I Certificates will evidence ownership of the "regular interests" in the Master REMIC. The Class C Master Certificate will evidence ownership of the single class of "residual interests" in such REMIC. The Uncertificated Subsidiary Interests represent the "regular interests" in the Subsidiary REMIC and the Class C Subsidiary Certificate will evidence the sole class of "residual interests" in the Subsidiary REMIC.

          2. For Minnesota income and franchise tax purposes the Trust will not be subject to tax and the income of the Trust will be taxable to the holders of interests therein, all in accordance with the provisions of the Code concerning REMICs as amended through December 31, 1998.

          3. Ownership of a Class A Certificate, Class M Certificate or Class B Certificate will not be a factor in determining whether the owner thereof is subject to Minnesota income or franchise taxes. Therefore, if the owner of a Class A Certificate, Class M Certificate or Class B Certificate is not otherwise subject to Minnesota income or franchise taxes in the State of Minnesota, the owner will not become subject to such Minnesota taxes solely by virtue of owning a Class A Certificate, Class M Certificate or Class B Certificate.

          We express no opinion as to the laws of any jurisdiction other than the federal laws of the United States of America and the laws of the State of Minnesota. This opinion is delivered to you at Green Tree's request solely for your use. This opinion may not be circulated or republished to, or relied upon by, any other person without our express prior written consent.

                                    Very truly yours,